FORM 4
                                                                                                    --------------------------------
[ ] CHECK THIS BOX IF NO LONGER                                                                              OMB APPROVAL
    SUBJECT TO SECTION 16. FORM 4 OR                                                                --------------------------------
    FORM 5 OBLIGATIONS MAY CONTINUE.                                                                OMB NUMBER:           3235-0287
    SEE INSTRUCTION 1(B).                                                                           EXPIRES:   SEPTEMBER 30, 1998
    (PRINT OR TYPE RESPONSES)                                                                       ESTIMATED AVERAGE BURDEN
                                                                                                    HOURS PER RESPONSE..........0.5
                                                                                                    --------------------------------
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person to Issuer
   Erbey, William Charles                      Ocwen Financial Corporation (OCN)               (Check all applicable)
--------------------------------------------------------------------------------------------
   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [X] Director  [X] 10% Owner
                                            Security Number                                   [X] Officer   [ ] Other
                                            of Reporting               8/98                      (give title   (specify title
    1675 Palm Beach Lakes Boulevard         Person                                                below)        below)
---------------------------------------     (Voluntary)
        (Street)                                                                                Chairman and Chief Executive Officer
                                                                                                ------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 West Palm Beach, Florida  33401                            5. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                        Date of Original    (Check Applicable Line)
   (City)   (State)     (Zip)                                  (Month/Year)
                                                                                   [ ] Form filed by One Reporting Person
                                                                   N/A             [X] Form filed by More than One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End of  (Instr. 4)          Ownership
                         (Month/                                                     Month                                (Instr. 4)
                         Day/Year)-------------------------------------------------
                                     Code     V       Amount  (A) or (D)    Price   (Instr. 3 and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             08/12/98      P              2,300       A        $19.875                         I          By FF Plaza
                                                                                                                      Partners (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             08/12/98      P              2,000       A        $19.75                          I          By FF Plaza
                                                                                                                      Partners (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             08/13/98      P              1,000       A        $19.75                          I          By FF Plaza
                                                                                                                      Partners (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             08/13/98      P              1,000       A        $19.375                         I          By FF Plaza
                                                                                                                      Partners (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             08/13/98      P              1,000       A        $19.00                          I          By FF Plaza
                                                                                                                      Partners (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             08/13/98      P              3,000       A        $18.875                         I          By FF Plaza
                                                                                                                      Partners (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             08/13/98      P              2,000       A        $18.5625                        I          By FF Plaza
                                                                                                                      Partners (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             08/14/98      P              3,000       A        $18.75                          I          By FF Plaza
                                                                                                                      Partners (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             08/14/98      P              5,700       A        $18.3125                        I          By FF Plaza
                                                                                                                      Partners (1)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock             08/14/98      P              5,100       A        $18.25                          I          By FF Plaza
                                                                                                                      Partners (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             08/17/98      P                600       A        $18.375                         I          By FF Plaza
                                                                                                                      Partners (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             08/17/98      P              2,300       A        $18.50                          I          By FF Plaza
                                                                                                                      Partners (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             08/17/98      P              2,000       A        $18.75                          I          By FF Plaza
                                                                                                                      Partners (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             08/18/98      P              4,000       A        $19.00                          I          By FF Plaza
                                                                                                                      Partners (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             08/18/98      P                500       A        $19.9375                        I          By FF Plaza
                                                                                                                      Partners (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             08/18/98      P              4,500       A        $20.00    13,737,580            I          By FF Plaza
                                                                                                                      Partners (1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      5,409,704            I       By Erbey Holding
                                                                                                                   Corporation (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                          2,406            D

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                    SEC 1474 (7/96)

                                                                                                                              Page 2


FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

---------------------------------------------------------------------------------
1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/Year)   (Instr. 8)      Securities
   (Instr. 3)     Derivative                                        Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)


                                                ---------------------------------
                                                      Code    V    (A)      (D)
---------------------------------------------------------------------------------


---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

FORM 4 (continued)

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (E.G., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
     (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Month           (Instr. 4)
                                                             (Instr. 4)
 ------------------------------------------
                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) Shares are held by FF Plaza Partners,  a partnership of which Mr. Erbey,  E. Elaine Erbey,  his spouse, and Delaware Permanent Corporation,  a corporation wholly owned by Mr. Erbey, are general partners. The reporting  persons  disclaim  beneficial  ownership as to these shares to the extent they do not have a pecuniary interest therein.

(2) Shares are held by Erbey Holding  Corporation,  a corporation  wholly owned by Mr. Erbey. The reporting persons  disclaim  beneficial  ownership  as to these shares to the extent they do not have a pecuniary interest therein.

                                                  /s/ WILLIAM C. ERBEY                     August 21, 1998
                                                  ------------------------------------   ------------------
                                                  ** Signature of Reporting Person               Date

Intentional  misstatements  or omissions of facts  constitute  Federal  Criminal
Violations
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

ie:  File three copies of this Form, one of which must be manually signed.
     If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                          Page 3
                                                                 SEC 1474 (7/96)

                                JOINT INFORMATION


NAME:                                    Erbey Holding Corporation

ADDRESS:                                 1350 Sixteenth Street
                                         Fort Lee, NJ  07024

DESIGNATED FILER:                        William C. Erbey

ISSUER AND TRADING SYMBOL:               Ocwen Financial Corporation (OCN)

DATE OF EVENT REQUIRING
STATEMENT:                               August, 1998

SIGNATURE:                               Erbey Holding Corporation


                                    By:  /s/ WILLIAM C. ERBEY
                                         ----------------------
                                             William C. Erbey
                                             President

NAME:                                    FF Plaza Partners

ADDRESS:                                 1350 Sixteenth Street
                                         Fort Lee, NJ  07024

DESIGNATED FILER:                        William C. Erbey

ISSUER AND TRADING SYMBOL:               Ocwen Financial Corporation (OCN)

DATE OF EVENT REQUIRING
STATEMENT:                               August, 1998

SIGNATURE:                               FF Plaza Partners


                                    By:  /s/ WILLIAM C. ERBEY
                                         ----------------------
                                             William C. Erbey
                                             Partner

NAME:                                    Delaware Permanent Corporation

ADDRESS:                                 1350 Sixteenth Street
                                         Fort Lee, NJ  07024

DESIGNATED FILER:                        William C. Erbey

ISSUER AND TRADING SYMBOL:               Ocwen Financial Corporation (OCN)

DATE OF EVENT REQUIRING
STATEMENT:                               August, 1998

SIGNATURE:                               Delaware Permanent Corporation


                                    By:  /s/ WILLIAM C. ERBEY
                                         ----------------------
                                             William C. Erbey
                                             President

NAME:                                    E. Elaine Erbey

ADDRESS:                                 1675 Palm Beach Lakes Boulevard
                                         West Palm Beach, FL  33401

DESIGNATED FILER:                        E. Elaine Erbey

ISSUER AND TRADING SYMBOL:               Ocwen Financial Corporation (OCN)

DATE OF EVENT REQUIRING
STATEMENT:                               August, 1998

SIGNATURE:                               WILLIAM C. ERBEY, Attorney-in-fact
                                         for E. Elaine Erbey

                                    By:  /s/ WILLIAM C. ERBEY
                                         ----------------------
                                             Attorney-in-fact for
                                             E. Elaine Erbey

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints William C. Erbey his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for her and in her name, place and stead, in any and all capacities, to sign any and all forms pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in accordance therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or their substitutes may lawfully do or cause to be done by virtue hereof.



August 21, 1998                             /s/ E. ELAINE ERBEY
                                            -------------------
                                                E. Elaine Erbey